As filed with the Securities and Exchange Commission on December 3, 2008
                            Registration Number: 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ECOSYSTEM CORPORATION
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               (Exact name of Registrant as specified in Charter)

Delaware                                                             20-3148296
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(State of Incorporation)                           (I.R.S. Employer I.D. Number)

                 One Penn Plaza, Suite 1612, New York, NY 10119
                    (Address of Principal Executive Offices)

                              2008 STOCK GRANT PLAN
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                              (Full Title of Plan)

                                 KEVIN KREISLER
                              EcoSystem Corporation
                           One Penn Plaza, Suite 1612
                               New York, NY 10119
                   ______________(212) 994-5374______________
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                               ROBERT BRANTL, ESQ.
                                52 Mulligan Lane
                               Irvington, NY 10533
                                 (914) 693-3026

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer           Accelerated filer
                        ----                                  ----
Non-accelerated filer             Smaller reporting company     X
                        ----                                  ----

                         CALCULATION OF REGISTRATION FEE
     Title of                               Proposed Maximum       Proposed Maximum
     Securities          Amount to               Offering               Aggregate       Amount of
     to be Registered    be Registered(1)   Price per Share (2)    Offering Price (2)   Registration Fee
--------------------------------------------------------------------------------------------------------
     Common Stock,        75,000,000 shares        $0.0025            $187,500                $7.37
     $.001 par value
--------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 75,000,000 shares by $0.0025 the closing price of shares of the Common Stock on the OTC Bulletin Board on December 2, 2008.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         EcoSystem Corporation is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)  EcoSystem's  Annual  Report on Form 10-KSB for the year ended  December 31,
     2007;

(b) EcoSystem's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c)  EcoSystem's  Quarterly  Report on Form 10-Q for the quarter  ended June 30,
     2008;

(d) EcoSystem's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008; and

(e) the description of EcoSystem Common Stock contained in its Registration Statement on Form SB-2 (No. 333-49166).

     EcoSystem is also incorporating by reference all documents hereafter filed by EcoSystem pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.       Description of Securities.

              Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

     Robert Brantl, Esq., counsel to EcoSystem, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of EcoSystem.

Item 6.       Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.       Exemption from Registration Claimed.

              Not applicable.

Item 8.       Exhibits.

4.1           2008 Stock Grant Plan

5             Opinion of Robert Brantl, Esq.

23.1          Consent of Rosenberg Rich Baker Berman & Co., C.P.A., P.A.

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.       Undertakings.

              EcoSystem Corporation hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of EcoSystem pursuant to the provisions of the Delaware General Corporation Law or otherwise, EcoSystem has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by EcoSystem of expenses incurred or paid by a director, officer or controlling person of EcoSystem in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, EcoSystem will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

REOFFER PROSPECTUS

                              ECOSYSTEM CORPORATION

                        75,000,000 Shares of Common Stock

     The shares are being offered by persons who are officers, directors or otherwise control persons of EcoSystem Corporation. They acquired the shares from EcoSystem, either as the recipients of grants of stock or by exercising stock options issued to them by EcoSystem.

     The selling shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for EcoSystem common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

     EcoSystem common stock is listed for trading on the OTC Bulletin Board under the trading symbol "ESYM.OB."

     Purchase of EcoSystem common stock involves substantial risk. Please see "Risk Factors," which begins on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              EcoSystem Corporation
                           One Penn Plaza, Suite 1612
                               New York, NY 10119
                                  212-994-5374


                 The date of this prospectus is December 3, 2008

\                                TABLE OF CONTENTS

RISK FACTORS.................................................................-2-

SELLING SHAREHOLDERS.........................................................-5-

OTHER AVAILABLE INFORMATION..................................................-6-

INDEMNIFICATION..............................................................-6-

                                  RISK FACTORS

You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

There is substantial doubt concerning our ability to continue as a going concern.

EcoSystem incurred a loss from continuing operations of $367,474 during the twelve months ended December 31, 2007, and we had approximately $91 in cash at December 31, 2007. These matters raise substantial doubt about our ability to continue as a going concern. Management's plans include raising additional proceeds from debt and equity transactions and completing strategic acquisitions.

We are implementing new business plans which make the results of our business uncertain.

Our limited operating history makes it difficult for potential investors to evaluate our business. Therefore, our proposed operations are subject to all of the risks inherent in the initial expenses, challenges, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the biodiesel, ethanol and culinary oils industry in general. Investors should evaluate an investment in our company in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products, services and technologies. Despite best efforts, we may never overcome these obstacles to achieve financial success. Our business is speculative and dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for necessary financing, the provision of necessary feedstock sources, engineering, procurement and construction services and the sale and distribution of our biodiesel fuel on terms that will be commercially viable for us. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that our investors will not lose their entire investment.

The fiscal efficiencies of highly capitalized competitors in biotechnology could defeat our efforts to capture a viable market share.

The business of developing new biotechnologies is a capital-intense business, requiring substantial capital resources. The costs that we may incur in obtaining capital are substantially greater per dollar than the cost incurred by large scale enterprises in the industry. This situation could cause us to be unable to compete effectively.

We lack capital to fund our operations.

During the twelve months ended December 31, 2007 our operations provided by $160,231 in cash. In addition, during those twelve months we were required to make payments on some of our outstanding debts. Loans from some of our shareholders funded both the cash shortfall from operations and our debt service. Those individuals may not be able to continue to fund our operations or our debt service.

Our operations will suffer if we are unable to manage our rapid growth.

We are currently experiencing a period of rapid growth through internal expansion and strategic acquisitions. This growth has placed, and could continue to place, a significant strain on our management, personnel and other resources. Our ability to grow will require us to effectively manage our collaborative arrangements and to continue to improve our operational, management, and financial systems and controls, and to successfully train, motivate and manage our employees. If we are unable to effectively manage our growth, we may not realize the expected benefits of such growth, and such failure could result in lost sales opportunities, lost business, difficulties operating our assets and could therefore significantly impair our financial condition.

Our failure to attract qualified engineers and management personnel could hinder our success.

Our ability to attract and retain qualified engineers and other professional personnel when we need them will be a major factor in determining our future success. There is a very competitive market for individuals with advanced engineering training, and we are not assured of being able to retain the personnel we will need.

Key personnel are critical to our business and our future success depends on our ability to retain them.

Our success depends on the contributions of our key management, and engineering personnel. The loss of these officers could result in lost sales opportunities, lost business, difficulties operating our assets, difficulties raising additional funds and could therefore significantly impair our financial condition. Our future success depends on our ability to retain and expand our staff of qualified personnel, including environmental technicians, sales personnel and engineers. Without qualified personnel, we may incur delays in rendering our services or be unable to render certain services.

Viridis Capital can exert control over us and may not make decisions that further the best interests of all stockholders.

Viridis Capital, LLC controls 100% of our outstanding Series C preferred stock. The preferred shares are convertible into 73.68% of our Common Stock. As a result, Viridis exerts a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

EcoSystem Corporation is not likely to hold annual shareholder meetings in the next few years.

Delaware corporation law provides that members of the board of directors retain authority to act until they are removed or replaced at a meeting of the shareholders. A shareholder may petition the Delaware Court of Chancery to direct that a shareholders meeting be held. But absent such a legal action, the board has no obligation to call a shareholders' meeting. Unless a shareholders' meeting is held, the existing directors elect directors to fill any vacancy that occurs on the board of directors. The shareholders, therefore, have no control over the constitution of the board of directors, unless a shareholders' meeting is held. Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved. Kevin Kreisler, who is currently the sole director of EcoSystem Corporation, was appointed to that position by the previous directors. If other directors are added to the Board in the future, it is likely that Mr. Kreisler will appoint them. As a result, the shareholders of EcoSystem Corporation will have no effective means of exercising control over the operations of EcoSystem Corporation.

Investing in our stock is highly speculative and you could lose some or all of your investment.

The value of our common stock may decline and may be affected by numerous market conditions, which could result in the loss of some or the entire amount invested in our stock. The securities markets frequently experience extreme price and volume fluctuations that affect market prices for securities of companies generally and very small capitalization companies such as us in particular.

The volatility of the market for EcoSystem Corporation common stock may prevent a shareholder from obtaining a fair price for his shares.

The common stock of EcoSystem Corporation is quoted on the OTC Bulletin Board. It is impossible to say that the market price on any given day reflects the fair value of EcoSystem Corporation, since the price sometimes moves up or down by 50% or more in a week's time. A shareholder in EcoSystem Corporation who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

Our common stock qualifies as a "penny stock" under SEC rules which may make it more difficult for our stockholders to resell their shares of our common stock.

Our common stock trades on the OTC Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it were listed on a stock exchange or quoted on the NASDAQ Global Market or the NASDAQ Capital Market. Because our common stock does not trade on a stock exchange or on the NASDAQ Global Market or the NASDAQ Capital Market, and the market price of the common stock is less than $5.00 per share, the common stock qualifies as a "penny stock." SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock affects the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

Only a small portion of the investment community will purchase "penny stocks" such as our common stock.

EcoSystem Corporation common stock is defined by the SEC as a "penny stock" because it trades at a price less than $5.00 per share. EcoSystem Corporation common stock also meets most common definitions of a "penny stock," since it trades for less than $1.00 per share. Many brokerage firms will discourage their customers from purchasing penny stocks, and even more brokerage firms will not recommend a penny stock to their customers. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not consider a purchase of a penny stock due, among other things, to the negative reputation that attends the penny stock market. As a result of this widespread disdain for penny stocks, there will be a limited market for EcoSystem Corporation common stock as long as it remains a "penny stock." This situation may limit the liquidity of your shares.


                              SELLING SHAREHOLDERS

     The table below contains information regarding the individuals who are using this prospectus to offer common shares.

                                                                                                    Percentage of
                                            Shares Owned        Number of          Shares Owned     Class Held
Selling Shareholder        Position         Before Offering     Shares Offered     After Offering   After Offering
-------------------        --------         ----------------    --------------     --------------   --------------







                           OTHER AVAILABLE INFORMATION

     EcoSystem Corporation is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)  EcoSystem's  Annual  Report on Form 10-KSB for the year ended  December 31,
     2007;

(b) EcoSystem's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c)  EcoSystem's  Quarterly  Report on Form 10-Q for the quarter  ended June 30,
     2008;

(d) EcoSystem's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008; and

(e) the description of EcoSystem Common Stock contained in its Registration Statement on Form SB-2 (No. 333-49166).

     EcoSystem is also incorporating by reference all documents hereafter filed by EcoSystem pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Upon written request, EcoSystem will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all information that has been incorporated into this prospectus by reference. We will provide the information at no cost to the person who requests it. Any such request should be made to Kevin Kreisler, EcoSystem Corporation, One Penn Plaza, Suite 1612, New York, NY 10119.

     EcoSystem files with the Securities and Exchange Commission annual, quarterly and current reports, proxy statements and other information, which may assist you in understanding our company. In addition, we have filed a registration statement on Form S-8, including exhibits, with respect to the shares to be sold in the offering.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

                                 INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                    * * * * *

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, EcoSystem Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 3rd day of December, 2008.

                               ECOSYSTEM CORPORATION.

                               By: /s/ Kevin Kreisler
                               ------------------------------------
                                       Kevin Kreisler
                                       Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities indicated on December 3, 2008.


/s/ Kevin Kreisler
--------------------------
Kevin Kreisler, Director,
Chief Executive Officer

/s/ Jacqueline Flynn
--------------------------
Jacqueline Flynn,
Chief Financial Officer,
Chief Accounting Officer